FOR IMMEDIATE RELEASE

PC GROUP, INC. RECEIVES DELISTING NOTICE FROM NASDAQ

New York, New York – October 28, 2009 - PC Group, Inc. (NASDAQ: PCGR, “PC Group” or the “Company”) announced today that it received a NASDAQ Staff Determination (the “Staff Determination”) on October 22, 2009 indicating that the Company has not regained compliance with NASDAQ Marketplace Rule 5450(b)(1)(C) within the extension period granted to the Company through October 19, 2009. NASDAQ Marketplace Rule 5450(b)(1)(C) requires a $5 million minimum market value of publicly held shares for continued listing on The NASDAQ Global Market.  The Company expects to file an appeal of the Staff Determination by October 29, 2009 and request a hearing before the NASDAQ Hearings Panel (the “Panel”) to review the Staff Determination, which will stay any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing.  There can be no assurance that the Panel will grant the Company’s request for continued listing.

If the Company’s common stock were delisted, such delisting may have a material adverse impact on the price of its shares of common stock, the volatility of the price of its shares, and/or the liquidity of an investment in its shares of common stock.

About PC Group, Inc.

PC Group, Inc., through its wholly owned subsidiaries Twincraft and Silipos, offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. Silipos is also a provider of quality medical products to the orthopedic and prosthetic markets.  PC Group, Inc. is based in New York, NY, and has manufacturing facilities in Niagara Falls, NY and Winooski, VT.  You can learn more about us by visiting our website at http://www.pcgrpinc.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These forward-looking and other statements, which are not historical facts, are based largely upon our current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, our history of net losses and the possibility of continuing net losses during and beyond 2009; the current economic downturn and its effect on the credit and capital markets as well as the industries and customers that utilize our products; the risk that any intangibles on our balance sheet may be deemed impaired resulting in substantial write-offs; the risk that we may not be able to raise adequate financing to fund our operations and growth  prospects; risks associated with our ability to repay debt obligations, the cost and expense of complying with government regulations which affect the research,  development and formulation of our products; changes in our relationships with customers; declines in the business of our customers; the loss of major customers; risks associated with the acquisition and integration of businesses we may acquire, and other factors described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at www.pcgrpinc.com or the Securities and Exchange Commission’s web site at www.sec.gov.

For more information, contact:

W. Gray Hudkins, President and Chief Executive Officer
(212) 687-3260, ext. 206
ghudkins@pcgrpinc.com